Exhibit 99.1

Press Release

For Immediate Release:	Contact: Scott D. Henry
March 8, 2005	Las Vegas Sands Corp.
(702) 733-5502

Las Vegas Sands Corp.
Reports Record Fourth Quarter and Full-Year 2004 Results

Revenues and Net Income Rise Significantly on Sands Macao Casino Operations
and Benefits of Full-Year of Venezia Tower Operations

LAS VEGAS, March 8, 2005 /PRNewswire-First Call/ — Las Vegas Sands Corp. (NYSE: LVS – News), owner and operator of the Venetian Casino Resort and the Sands Expo and Convention Center in Las Vegas and the Sands Macao Casino in Macau, a Special Administrative Region of the People’s Republic of China, today reported record fourth quarter and full-year financial results for 2004.

“The year 2004 was a momentous one for Las Vegas Sands Corp.,” said Sheldon G. Adelson, Chairman of the Board and Chief Executive Officer. “We completed our IPO and successfully opened the first Las Vegas-style casino in Macau.

We believe these and other events position us well for strong long-term growth.”

Highlights for 2004

•	Successfully concluded the initial public offering of Las Vegas Sands Corp. on December 20, 2004, raising $744 million of equity capital.
•	Successfully opened the $265.0 million Sands Macao Casino on May 18, 2004 in Macau, China.
•	Sold the Grand Canal Shops mall on May 17, 2004 for $766 million, yielding a pre-tax gain of $417.6 million and additional deferred pre-tax gain of $186.4 million. The deferred gain will be amortized into income over a number of years with approximately $77 million of the deferred gain to be recognized over 25 years and the remaining approximately $109 million to be recognized over 89 years.
•	Began construction of the fully financed $1.6 billion, 3,025-suite Palazzo Casino Resort project on the Las Vegas Strip adjacent to the Venetian Casino Resort (the “Venetian”).
•	Launched construction of the $1.8 billion, 3,000-suite (1,500 suites initially) Venetian Macao Casino Resort on the Cotai Strip in Macau, China.
•	Generated over $136.5 million of adjusted property EBITDAR at the Sands Macao in its first two full quarters of operations and operating income of $122.5 million during the same period (see accompanying tables and footnotes that reconcile net income and operating income to adjusted EBITDAR and define adjusted EBITDAR).
•	In the full-year 2004 generated record adjusted property EBITDAR of $299.5 million at the Venetian and operating income of $557.6 million during the same period.
•	Achieved record full-year 2004 average daily room rates at the Venetian of $220 as compared to $204 in the prior year, an increase of 8%, while increasing full-year 2004 occupancy to 97% from 96% from the previous year.

The company reported net income of $69.3 million, $0.21 per diluted share, for the fourth quarter 2004 and net income of $495.2 million, $1.52 per diluted share, for the full-year 2004. The full-year 2004 results include the gain on the sale of the Grand Canal Shops mall of $417.6 million along with $63.2 million in non-recurring incentive expenses related to the Phase II mall sale. For the fourth quarter of 2003 net income was $7.7 million, $0.02 per diluted share, and for the full-year 2003 net income was $66.6 million, $0.20 per diluted share.

In mid-December 2004, the company converted from a flow-through tax entity (an “S” corporation) to a tax paying entity (a “C” corporation). On a pro forma basis, as if the company had been taxed as a “C” corporation for the entire period, net income for the fourth quarter 2004 would have been $54.6 million, $0.16 per diluted share, and net income for the full-year 2004 would have been $339.7 million, $1.04 per diluted share. For 2003, also on a pro forma basis assuming the company had been taxed as a “C” corporation for the entire period, net income would have been $4.4 million, $0.01 per diluted share, for the fourth quarter 2003 and net income would have been $38.4 million, $0.12 per diluted share, for the full-year 2003.

“Business trends continued to be strong throughout 2004, with strong gaming revenue trends in Macau and significant increases in room rates at the Venetian in Las Vegas. In particular, the fourth quarter of 2004 reflects a continuation from the third quarter of strong gaming revenues at the Sands Macao and continuing growth in our convention-based room business in Las Vegas,” said William Weidner, Las Vegas Sands Corp. President and COO.

Company Wide Operating Results

Net revenue for the fourth quarter of 2004 was $347.6 million, a record that compares to $173.4 million in the fourth quarter of 2003. Net revenue for the full-year 2004 was $1.197 billion as compared to $691.8 million for the full-year 2003. The revenue increases were driven primarily by the opening of the Sands Macao and increased hotel and casino revenue at the Venetian, partially offset by the reduction in revenues associated with the sale of the Grand Canal Shops.

Adjusted EBITDAR was $124.1 million for the fourth quarter of 2004 compared to $63.4 million in the fourth quarter of 2003. Adjusted EBITDAR for the full-year 2004 was $474.3 million as compared to $270.8 million for the full-year 2003. (See the accompanying tables and footnotes, which reconcile net income to adjusted EBITDAR and define adjusted EBITDAR). The increase in adjusted EBITDAR for the full-year 2004 was driven primarily by a significant increase in operating cash flow at the Venetian and the opening of the Sands Macao partially offset by the reduction in recurring cash flow associated with the Grand Canal Shops that was sold in May 2004.

Adjusted net income for the fourth quarter of 2004 was $63.5 million or $0.19 per diluted share, while adjusted net income for the full-year 2004 was $210.4 million or $0.64 per diluted share, as compared to adjusted net income of $8.2 million for the fourth quarter of 2003 or $0.03 per diluted share and $48.6 million or $0.15 per diluted share for the full-year 2003. (See the accompanying tables and footnotes, which describe the adjustments to arrive at adjusted net income).

Adjusted net income for the fourth quarter of 2004 excludes:

•	A $1.2 million ($0.8 million net of tax) abandonment loss primarily related to the renovation of the Venetian pool deck.
•	A $9.4 million ($8.1 million net of tax) of pre-opening and developmental expenses related to development activities in Macau, UK and other potential development sites.
•	A $13.7 million income tax benefit related to the conversion of the company’s tax status from a flow through tax entity to an entity taxed as a “C” corporation.

Adjusted net income for the full-year 2004 excludes:

•	A $417.6 million ($271.4 million net of tax) gain from the sale of the Grand Canal Shops mall.
•	A $63.2 million ($41.5 million net of tax) loss in the Phase II Mall Subsidiary resulting from certain incentive payments made related to the contracted sale of the Phase II Mall Subsidiary (which will own the mall being constructed by the company within the Palazzo Casino Resort in Las Vegas) upon its completion in 2007.
•	A $33.9 million ($32.3 million net of tax) of pre-opening and developmental expenses related to development activities in Macau, the UK and other potential development sites.
•	A $49.2 million ($43.5 million net of tax) non–cash compensation charge for stock options granted during 2004.
•	A $13.7 million income tax benefit related to the conversion of the company’s tax status from a flow-through tax entity to an entity taxed as a “C” corporation.
•	A $31.6 million ($20.6 million net of tax) abandonment loss related to the renovation of the Venetian’s theatre, suites and pool deck.
•	A $6.6 million ($4.3 million net of tax) loss on early retirement of indebtedness related to an August 2004 amendment to the company’s bank credit agreement.

Venetian Casino Resort Fourth Quarter Operating Results

For the fourth quarter of 2004 the Venetian Casino Resort generated net revenues of $164.6 million and adjusted property EBITDAR of $54.1 million as compared to net revenues of $153.5 million and adjusted property EBITDAR of $62.5 million during the same period of last year. The fourth quarter of 2003 amount included $8.5 million of EBITDAR from Grand Canal Shops operations, which was the primary reason for the decrease. The Grand Canal Shops transaction, which was completed in May 2004, included the sale of the Grand Canal Shops mall and lease of certain other space within the Venetian. Operating income for the fourth quarter of 2004 was $35.8 million compared to $42.6 million in the fourth quarter of 2003.

Hotel revenues were $75.5 million during the fourth quarter of 2004, an increase of 8.3 percent from $69.7 million in the fourth quarter of 2003. The Venetian’s occupancy of available guestrooms was 93.2 percent during the fourth quarter of 2004 compared with the 92.8 percent during the prior year’s fourth quarter. The Venetian’s average daily room rate (ADR) was $222 during the fourth quarter of 2004, as compared to $204 during the prior year’s fourth quarter, generating revenue per available room (REVPAR) of $207 during the fourth quarter of 2004, as compared to $189 in the fourth quarter of 2003.

Casino revenues were $72.4 million in the fourth quarter of 2004, an increase of 8.2 percent from $66.9 million in the fourth quarter of 2003. Table games win percentage (calculated before discounts) for the fourth quarter 2004, which was 16.1%, was below the normal range of 20% — 21% and lower than in the fourth quarter of 2003, when it was 18.2%. Table games win percentage is reasonably predictable over time but can fluctuate significantly over shorter periods, such as between fiscal quarters.

Food and beverage revenues were $21.4 million in the fourth quarter of 2004 compared to $19.3 million in the fourth quarter of 2003. The increase was the result of continued strength in the Venetian’s group sales and the related banquet business and the opening of the Bouchon restaurant during February 2004.

Retail and other operating revenues were $9.6 million in the fourth quarter of 2004, as compared to $11.0 million (excluding Grand Canal Shops revenue of $10.4 million) during the fourth quarter of 2003.

Sands Macao Fourth Quarter Operating Results

The Sands Macao generated net revenues of $171.5 million during the fourth quarter of 2004 as compared sequentially to net revenues of $165.7 million during the third quarter of 2004. For the fourth quarter of 2004, adjusted property EBITDAR was $67.3 million compared sequentially to $69.2 million for the third quarter of 2004 (the first full operating quarter of the Sands Macao Casino). Operating income was $59.6 million in the fourth quarter of 2004 compared sequentially to $62.9 million in the third quarter of 2004. (See the accompanying tables and footnotes that reconcile the Sands Macao results discussed above to Sands Macao results prepared under Macau statutory GAAP.) Table games win percentage for the fourth quarter 2004 was 15.2% compared sequentially to 15.7% for the third quarter 2004. Weidner stated, “The Sands Macao opened its exclusive high end gaming rooms, with 42 additional table games, several restaurants and 52 high–end suites, collectively known as the Paiza Club, during August 2004. The Paiza Club is an invitation only gaming and accommodation venue for higher end customers. The Sands Macao incurred additional costs associated with the opening of the Paiza Club and the initiation of high-end play during the fourth quarter and expects that business to ramp up during 2005.”

In addition, early in 2005 the Sands Macao opened the Pearl Room in space adjacent to the main lobby in the Sands Macao, with 17,000 square feet of additional mass gaming space adding 40 table games and 180 slots. The company incurred additional costs during the fourth quarter associated with pre-opening activities of the Pearl Room.

Venetian Casino Resort Full-year 2004 Operating Results

For the full-year 2004, the Venetian’s net revenues were $726.2 million and adjusted property EBITDAR was $299.5 million (including Grand Canal Shops EBITDAR of $13.8 million) as compared to net revenue of $599.4 million and adjusted EBITDAR of $257.7 million (including the Grand Canal Shops EBITDAR of $32.6 million) during the same period last year. Operating income for the full-year 2004 was $557.6 million as compared to $185.7 million during the full-year 2003.

Hotel revenues were $311.7 million during the full-year of 2004, an increase of 24.0 percent when compared to $251.4 million in the full-year 2003, primarily the result of opening 1,013 new rooms during June 2003. The occupancy of available guestrooms was 97.0 percent during the full-year 2004, compared with 96.0 percent during the prior year. The Venetian’s average daily room rate (ADR) was $220 during 2004, as compared to $204 during the prior year, generating revenue per available room (REVPAR) of $213 during 2004, as compared to $195 in 2003. Weidner remarked, “As evidenced by our strong results, room demand from both the group and free-and-independent-travel customer segments remained strong throughout 2004. We continue to receive strong demand for The Venezia Tower and its 122 concierge-level suites without affecting the occupancy and room rates of the original Venetian Tower.”

Casino revenues were $321.0 million in 2004, an increase of 17.7 percent when compared to $272.8 million in 2003. Table games win percentage for the full-year 2004 was 20.7% and for full-year 2003 was 21.0%, each of which was within the normal range of 20% — 21%.

Food and beverage revenues were $105.7 million in 2004, an increase of 31.8 percent from $80.2 million in 2003. Food and beverage revenue continues to reflect the Venetian’s strong group banquet business.

Retail and other revenues were $41.0 million during 2004, an increase of 2.8% from $39.9 million (excluding Grand Canal Shops transaction revenue of $39.4 million) during 2003.

Sands Expo and Convention Center Operating Results

The Sands Expo and Convention Center generated $57.7 million of net revenues and $15.3 million of adjusted EBITDAR for the full-year 2004 as compared to net revenues of $52.9 million and adjusted EBITDAR of $13.1 million during the full-year 2003. Operating income was $11.6 million during the full-year 2004 as compared to $10.1 million during 2003. The Sands Expo Center was acquired by the company during July 2004 and the aforementioned consolidated results include the full-year operating results for both periods described.

Business Development Activity

During 2004, the company engaged in significant pre-development activities worldwide in a variety of jurisdictions considering enacting or expanding gaming legislation. Among other activities, the company made proposals and entered into development agreements to construct gaming-based mixed use real estate developments in the United Kingdom and Pennsylvania, each of which has already approved gaming legislation. The company also took a collateralized lender interest in a Massachusetts dog race track and engaged representatives in New York State, in anticipation of possible gaming legislation in those states. And the company continues to explore opportunities in other existing gaming jurisdictions. On February 28, 2005 the company submitted to the Singapore Government the company’s response to the Government’s “Request for Concept” for a mixed use gaming, convention and entertainment development. The company anticipates that the Singapore Government will decide by April 15, 2005 whether or not to move forward with gaming legislation.

Other Factors Affecting Earnings

Net interest expense was $38.3 million for the fourth quarter of 2004, of which $2.9 million was related to the Sands Macao, as compared to net interest expense of $31.7 million during the fourth quarter of 2003, of which $1.7 million was related to the Sands Macao. The increase was a result of increased borrowings related to the construction of the new Palazzo resort in Las Vegas and the Sands Macao, offset by an increase in capitalized interest to $1.9 million during the fourth quarter of 2004 from $.6 million during the fourth quarter of 2003. Depreciation expense was $17.7 million for the fourth quarter of 2004, as compared to $15.4 million for the fourth quarter of 2003. The increase was the result of opening the Sands Macao during the second quarter of 2004, at which time depreciation commenced.

Net interest expense was $138.1 million for the full-year 2004, of which $8.1 million was related to the Sands Macao, as compared to net interest expense of $122.4 million during the full-year 2003, of which $2.4 million was related to the Sands Macao. The increase was a result of increased borrowings related to the construction of the new Palazzo resort and Venezia tower in Las Vegas and the Sands Macao, and a decrease in capitalized interest to $4.6 million during 2004 from $5.6 million during 2003. Depreciation expense was $69.4 million for the full-year 2004, as compared to $53.9 million for 2003. The increase was the result of opening the Venezia tower at the Venetian during the second quarter of 2003 and the Sands Macao during the second quarter of 2004, at which time depreciation commenced.

Balance Sheet Items

Unrestricted cash balances at December 31, 2004 were $1.295 billion while restricted cash balances at December 31, 2004 were $377.5 million. Of the restricted cash balances, $357.0 million is restricted for construction of the Palazzo casino resort in Las Vegas.

Total debt outstanding including the current portion at December 31, 2004 was $1.790 billion. Excluding the redemption of our 11% Notes (discussed below), $13.7 million of our total debt is due within the next twelve months. Of the total debt outstanding, $170.0 million is associated with the company’s Macau subsidiaries.

During February 2005, the company redeemed or repurchased $833.5 million in aggregate principal amount of its $843.6 million outstanding principal amounts of its 11% mortgage notes due 2010 (the “11% Notes”). The company has called for redemption the remaining $10.1 million in aggregate principal amount of the 11% Notes. The company funded the redemption and repurchase prices for the 11% Notes, including the related premiums and fees, with $247.0 million of proceeds from the issuance of $250 million of 6 3/8 % senior notes due 2015, $305.0 million from its term bank credit facility, which was increased by $400.0 million, $327.3 million of IPO proceeds, and approximately $97.4 million of unrestricted cash. The company intends to fund the redemption price for the remaining 11% Notes with additional unrestricted cash and expects to complete the redemption during the second quarter of 2005. The company also increased the amounts available under its revolving credit facility to $450.0 million during February 2005. Upon completion of these transactions during February 2005, the company’s total outstanding debt was $1.502 billion.

Capital Expenditures

Capital expenditures during the fourth quarter of 2004 totaled $138.8 million. Of this total, $42.7 million was utilized for improvements and maintenance capital expenditure at the Venetian in Las Vegas; $26.2 million was utilized for the Sands Macao construction and other development activities in Macau (including the Venetian Macao casino resort on the Cotai strip); and $69.9 million for construction costs of the Palazzo Las Vegas casino resort adjacent to the Venetian.

During the full-year 2004, the company spent $465.8 million on capital investments, including $118.5 million on improvements and maintenance capital expenditures at the Venetian in Las Vegas; $197.8 million for the development and construction of the Sands Macao in Macau, and other development activities in Macau (including the Venetian Macao casino resort on the Cotai strip); and $149.5 million for the development of the company’s Palazzo casino resort in Las Vegas on land adjacent to the Venetian.

The company is in the process of adding upscale suites and two theaters at the Venetian to attract more high-end gaming revenue and to capture an increased share of customer spending for theater attendance among other improvements.

The Venetian’s recently-renovated and expanded Baccarat pit, presidential suites, and its soon-to-be-opened Asian-themed Paiza Club have been tailored to meet the expectations of high-budget Asian customers. In addition, the Palazzo Casino Resort has been designed to house its own Paiza club and other similar Asian-themed amenities. The company expects the cross-marketing opportunities between its Las Vegas and Macau properties to be significant as more high-budget Asian customers are introduced to the company through its Macau operations and local Asian market presence.

Weidner went on to say, “Looking ahead, we continue to construct our second Las Vegas casino resort on land between the Venetian and Wynn Las Vegas Resort. In addition, we continue the construction of our destination resort hotel casino in Macau, The Venetian Macao, which will continue to raise our profile in Asia.”

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof Las Vegas Sands Corp., assumes no obligation to update such information.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Revenues:
Casino	$239,778	$66,877	$708,564	$272,804
Rooms	75,829	69,715	312,003	251,397
Food and beverage	29,022	19,278	121,566	80,207
Grand Canal Shops	—	10,373	15,977	39,374
Retail	2,061	2,158	9,068	8,624
Other	20,022	18,374	91,392	84,204

	366,712	186,775	1,258,570	736,610
Less - Promotional Allowances	(19,135)	(13,351)	(61,514)	(44,856)

	347,577	173,424	1,197,056	691,754

Operating Costs and Expenses:
Casino-Hotel operations	223,502	106,056	716,278	404,904
Grand Canal Shops operations	—	3,936	6,490	16,036
Rental expense	3,726	1,912	12,033	10,128
Corporate expense	2,499	3,555	126,356	10,176
Pre-opening and developmental expense	9,414	3,808	33,926	10,525
Depreciation and amortization	17,703	15,394	69,432	53,859
Loss on disposal of assets	1,237	—	31,649	—
Gain on sale of Grand Canal Shops	—	—	(417,576)	—

	258,081	134,661	578,588	505,628

Operating income	89,496	38,763	618,468	186,126

Interest Cost, net of amounts capitalized	(38,316)	(31,681)	(138,077)	(122,442)
Interest income	4,462	594	7,740	2,125
Other income (expense)	(122)	5	(131)	825
Loss on early retirement of debt	—	—	(6,553)	—

Income before income taxes	55,520	7,681	481,447	66,634
Benefit for income taxes	13,736	—	13,736	—

Net Income	$69,256	$7,681	$495,183	$66,634

Basic earnings per share	$0.21	$0.02	$1.52	$0.21
Diluted earnings per share	$0.21	$0.02	$1.52	$0.20

Unaudited pro forma data
(reflecting change in tax status)
Income before income taxes	55,520	7,681	481,447	66,634
Pro forma provision for income taxes	(901)	(3,249)	(141,737)	(28,186)

Pro forma net income	$54,619	$4,432	$339,710	$38,448

Unaudited pro forma per share data
(reflecting change in tax status)
Basic pro forma net income per share	$0.17	$0.01	$1.04	$0.12
Diluted pro forma net income per share	$0.16	$0.01	$1.04	$0.12

Weighted average shares outstanding
Basic	330,950,389	324,658,394	326,486,740	324,658,394
Diluted	331,844,228	325,190,459	326,848,911	325,456,492

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data-Adjusted net income and EPS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Pro forma net income	$54,619	$4,432	$339,710	$38,448

Loss on disposal of assets, net(1)	804	—	20,572	—
Pre opening expenses, net(1)	8,104	3,806	32,268	10,131
Mall II sale incentives, net(1)	—	—	41,521	—
Stock option compensation, net(1)	—	—	43,513	—
Loss on early retirement of debt, net(1)	—	—	4,259	—
Gain on sale of Grand Canal Shops, net(1)	—	—	(271,424)	—

Adjusted net income(2)	$63,527	$8,238	$210,419	$48,579

Per diluted share of common stock:
Pro forma net income	$0.16	$0.01	$1.04	$0.12
Loss on disposal of assets, net(1)	—	—	0.06	—
Pre opening expenses, net(1)	0.03	0.02	0.09	0.03
Mall II sale incentives, net(1)	—	—	0.13	—
Stock option compensation, net(1)	—	—	0.13	—
Loss on early retirement of debt, net(1)	—	—	0.01	—
Gain on sale of Grand Canal Shops, net(1)	—	—	(0.82)	—

Adjusted EPS(2)	$0.19	$0.03	$0.64	$0.15

Weighted average diluted shares outstanding	331,844,228	325,190,459	326,848,911	325,456,492

(1)     Calculated net of estimated pro forma tax effect.
(2)     Adjusted net income and Adjusted EPS are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. Management also believes that these measures are considered by many to be more useful measures on which to base expectations of future results than net income and EPS computed in accordance with generally accepted accounting principles (“GAAP”).

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data — Net Revenues by Resort
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Venetian Casino Resort	$164,641	$153,470	$726,178	$599,435
Sands Macao	171,473	—	397,210	—
Sands Expo and Convention Center	11,463	9,581	57,691	52,945
Grand Canal Shops	—	10,373	15,977	39,374

	$347,577	$173,424	$1,197,056	$691,754

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended December 31, 2004

	Operating Income (Loss)	Depreciation and Amortization	Loss on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR(1)

Venetian Resort &
Grand Canal Shops	$35,796	$11,354	$1,124	$48,274	$2	$2,512	$3,336	$54,124

Sands Macao	59,555	5,704	73	65,332	1,842	(13)	187	67,348

Other	(3,740)	—	—	(3,740)	3,740	—	—	—

Sands Expo Center	1,715	645	40	2,400	—	—	203	2,603

United Kingdom	(3,830)	—	—	(3,830)	3,830	—	—	—

	$89,496	$17,703	$1,237	$108,436	$9,414	$2,499	$3,726	$124,075

	Three Months Ended December 31, 2003

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR(1)

Venetian Resort &
Grand Canal Shops	$42,592	$14,443	$—	$57,035	$7	$3,555	$1,912	$62,509

Sands Macao	(4,041)	223	—	(3,818)	3,801	—	—	(17)

Sands Expo Center	212	728	—	940	—	—	—	940

	$38,763	$15,394	$—	$54,157	$3,808	$3,555	$1,912	$63,432

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule, Continued
(In thousands)
(Unaudited)

	Twelve Months Ended December 31, 2004

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR(1)

Venetian Resort &
Grand Canal Shops	$557,590	$53,844	$(386,040)	$225,394	$995	$62,325	$10,755	$299,469

Sands Macao	127,369	12,737	73	140,179	18,032	854	464	159,529

Other	(66,917)	—	—	(66,917)	3,740	63,177	—	—

Sands Expo Center	11,585	2,851	40	14,476	—	—	814	15,290

United Kingdom	(11,159)	—	—	(11,159)	11,159	—	—	—

	$618,468	$69,432	$(385,927)	$301,973	$33,926	$126,356	$12,033	$474,288

	Twelve Months Ended December 31, 2003

	Operating Income (Loss)	Depreciation and Amortization	(Gain)/Loss on Disposition of Assets	Adjusted EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	Adjusted EBITDAR(1)
Venetian Resort &
Grand Canal Shops	$185,675	$50,614	$—	$236,289	$1,125	$10,176	$10,128	$257,718

Sands Macao	(9,640)	223	—	(9,417)	9,400	—	—	(17)

Sands Expo Center	10,091	3,022	—	13,113	—	—	—	13,113

	$186,126	$53,859	$—	$239,985	$10,525	$10,176	$10,128	$270,814

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to EBITDA and Adjusted EBITDAR:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net Income	$69,256	$7,681	$495,183	$66,634
Add (Deduct):
Benefit for income taxes	(13,736)	—	(13,736)	—
Other income (expense)	122	(5)	131	(825)
Interest income	(4,462)	(594)	(7,740)	(2,125)
Interest expense	38,316	31,681	138,077	122,442
Loss on early retirement of debt	—	—	6,553	—
(Gain) loss on disposition of assets	1,237	—	(385,927)	—
Depreciation and amortization	17,703	15,394	69,432	53,859

EBITDA	108,436	54,157	301,973	239,985

Add :
Rental expense	3,726	1,912	12,033	10,128
Pre-opening and developmental expense	9,414	3,808	33,926	10,525
Corporate expense	2,499	3,555	126,356	10,176

Adjusted EBITDAR(1)	$124,075	$63,432	$474,288	$270,814

The following is a reconciliation of Macao subsidiaries reported profit after tax based upon Macao official plan of accounting to adjusted property EBITDAR:

	Twelve Months Ended December 31,
	2004	2003

Profit after tax of the Macao subsidiaries(1)	$118,205	$(11,739)

Add:
Other non-operating expense	63	157
Interest income	(308)	(512)
Interest expense	9,482	2,454
Depreciation and amortization	12,737	223
Rent	464	—
Pre-opening and development expense	18,032	9,400
Corporate expense	854	—

Adjusted property EBITDAR	$159,529	$(17)

(1)     Based upon section 3 of chapter 1 of the Macao commercial code and the Macao official plan of accounting

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Total Adjusted EBITDAR(1):	$124,075	$63,432	$474,288	$270,814

Room Statistics for the Venetian:
Occupancy %	93.2%	92.8%	97.0%	96.0%
Average Daily Room Rate (ADR)(2)	$222	$204	$220	$204
Revenue per available room (REVPAR)(3)	$207	$189	$213	$195

Other information:
Venetian:
Table games drop per unit per day	$22,102	$18,610	$20,776	$17,969
Slot Machine handle per unit per day	$3,031	$2,656	$2,847	$2,612
Average number of table games	134	124	135	126
Average number of slot machines	2,000	2,003	2,001	1,995

Macao:
Table games drop per unit per day	$37,097	$—	$35,842	$—
Slot Machine handle per unit per day	$2,113	$—	$2,133	$—
Average number of table games	300	—	292	—
Average number of slot machines	666	—	567	—

(1)	Adjusted EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening and developmental expenses, the gain/loss on disposition of assets and corporate expenses. Adjusted EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted EBITDAR to compare the operating profitability of its casinos with those of its competitors. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands Corp. is also presenting Adjusted EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Corp. have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses, which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted EBITDAR and (2) how Adjusted EBITDAR compares to levels of debt and interest expense. However, Adjusted EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands Corp. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDAR. Not all companies calculate EBITDAR in the same manner. As a result, Adjusted EBITDAR as presented by Las Vegas Sands, Corp. may not be comparable to similarly titled measures presented by other companies. Adjusted Property EBITDAR consists of adjusted EBITDAR for a particular property, such as the Venetian in Las Vegas and the Sands Macao in Macau.

(2)	ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)	REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.